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                                        EXHIBIT 12.1
                     PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                            Nine Months                                      Year ended December 31,
                               Ended     ----------------------------------------------------------
(dollars in thousands)        9/30/96          1995        1994        1993        1992        1991
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
Earnings:
  Net income                 $  606,179  $1,338,885  $1,007,450  $1,065,495  $1,170,581  $1,026,392
  Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    undistributed losses
    (income) of less than
    50% owned affiliates         (3,024)      3,820      (2,764)      6,895      (3,349)     26,671
  Income tax expense            376,186     895,289     836,767     901,890     895,126     851,534
  Net fixed charges             515,450     715,975     730,965     821,166     802,198     776,682
                             ----------  ----------  ----------  ----------  ----------  ----------
      Total Earnings         $1,494,791  $2,953,969  $2,572,418  $2,795,446  $2,864,556  $2,681,279
                             ==========  ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-
    term debt                $  435,781  $  627,375  $  651,912  $  731,610  $  739,279  $  697,185
  Interest on short-
    term borrowings              58,788      83,024      77,295      87,819      61,182      77,760
  Interest on capital
    leases                        2,640       2,735       1,758       1,737       1,737       1,737
  Capitalized interest              487         957       2,660      46,055       6,511       6,107
  Earnings required to
    cover the preferred
    stock dividend and
    preferred security
    distribution requirements
    of majority owned
    subsidiaries                 18,565       3,306           -           -           -           -
                             ----------  ----------  ----------  ----------  ----------  ----------
      Total Fixed
      Charges                $  516,261  $  717,397  $  733,625  $  867,221  $  808,709  $  782,789
                             ==========  ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Fixed Charges                    2.90        4.12        3.51        3.22        3.54        3.43

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
Note:  For the purpose of computing the Company's ratios of earnings to fixed charges, "earnings"
       represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, the Company's equity in undistributed income or loss of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest).  "Fixed charges"
       include interest on long-term and short-term borrowings (including a representative portion of rental expense); amortization of bond premium, discount and expense; interest on capital leases; pretax earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries; and after-tax earnings required to cover the preferred security distribution requirements of majority owned subsidiaries.
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